Exhibit 99.1

Pacific Premier Bancorp
Pacific Premier Bancorp Q2 2016
July 20, 2016 at 12:00 PM Eastern

CORPORATE PARTICIPANTS Steven Gardner - President and Chief Executive Officer Ron Nicolas - Chief Financial Officer

PRESENTATION

Operator
Good afternoon, and welcome to the Pacific Premier Bancorp Second Quarter 2016 Conference Call. All participants will be in listen-only mode today. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*) then one (1) on your telephone keypad. To withdraw your question, please press star (*) then two (2). These instructions will be repeated. Please note this event is being recorded. I’d now like to turn the conference over to Steve Gardner, President and CEO. Please go ahead.

Steve Gardner
Thank you, Nan. Good morning, everyone. I appreciate you joining us today.

As you are all aware, earlier this morning we released our earnings report for the second quarter of 2016. I am going to walk through some of the notable items; Ron Nicolas, our CFO, is going to review a few of the financial details, and then we will open up the call to questions. I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments, and I’d encourage all of you to take a look and read through those.

From an overall perspective, we accomplished a great deal in a very busy quarter, given the branch consolidation and system conversion of Security Bank. The bankers and clients of Security have now been fully integrated into Pacific Premier. We are focused on increasing production in the second half of 2016. We had another solid quarter highlighed by strong business development activity, loan production, and clean asset quality. During the quarter we generated $10.4 million in net income or $0.37 per share. We continue to generate strong levels of returns. Excluding the merger-related expenses, we generated a return on average assets of 1.20% and a return on average tangible common equity of 13.86%. We are able to generate these high level of returns even with our efficiency ratio running above the levels we’ve been seeing in recent quarters. And I’m going to start our review of the quarter with some discussion about noninterest expense.

From a cost savings perspective, we hit our targets for what we expected to achieve from the Security Bank acquisition. For the most part, those cost savings are fully phased in at this point. As we have done over the years, we have been making investments in the organization with the focus on the long term. We have always taken the approach of investing ahead of our growth curve. We’ve made a number of additions throughout the organization in bankers, operations, and management. With these addtions, we believe we have the infrastructure that will effectively support our growth into a $5 billion bank and one that meets the heightened regulartory expectations for larger, high-growth institutions. We are largely through this investment phase and our noninterest expense should remain relatively consistent with the second quarter level over the rest of the year. And as such, we expect to see improved operating leverage as we continue to grow the balance sheet and drive revenue growth higher.

During the second quarter, we had strong business development across all of our lines of business. The loan production continues to be well-balanced and diversified. Our net growth in the loan portfolio was somewhat subdued in the second quarter due to the relatively low levels of dollars dispersed on newly funded construction loan commitments along with historically low utilization rates on commercial credits. As these loans are dispersed and utilization rates expand, we expect our loan portfolio to be positively impacted. Economic conditions in our markets are relatively healthy, and we are seeing good demand from both new and existing clients. With the addition of the Security Bank team and our disciplined sales approach, we are routinely generating record levels of loan production.

In the second quarter, we had nearly $300 million in new loan commitments, which resulted in 10% annualized growth in the loan portfolio. We had more than $100 million in commercial loan production, with our franchise lending group contributing $47 million of originations. Our construction lending team had another strong quarter, with $74 million in new commitments. The SBA group generated solid production of $36 million in new loans, which is 64% higher than our production in the second quarter of 2015. The enviroment in SBA lending has become very competitive. We are seeing some aggressive new entrants into the market, be it smaller institutions or some of the ethnic-focused banks. Overall, I’m pleased that our SBA team has been able to generate strong production levels while remaining disciplined in our approach to pricing and credit risk.

Looking at deposits, we were up $25 million in the quarter. During the second quarter, we had a large amount of retail CDs mature, so we brought on some brokered deposits to fund those maturities as we continue to be disciplined around deposit pricing. We don’t expect to continue growing brokered deposits at this rate, but we expect to utilize them on an opportunistic basis to help manage the inflow and outflow trends we see in our other deposit categories. During the second quarter, we completed the Security Bank branch consolidation and system conversion, as I mentioned earlier. This, coupled with a few clients allocating excess cash into other investments, resulted in a decline in noninterest-bearing deposit balances. We expect to grow these balances in the second half of 2016 as we are generating atractive new relationships in our core small and middle market business banking group as well as from our HOA management team. Thus far, indications are pointing to a resumption in our longer term trend of improving our deposit mix. As an example, through July 19th we are up more than $130 million in transaction accounts.

Looking ahead to the rest of the year, we expect to continue seeing positive trends in generating new customer relationships, which will fuel our loan and deposit growth. We also remain active in our M&A discussions by reaching out to management teams and boards of banks that we believe would benefit from partnering with us. We have the capital strength, expertise, and the bandwidth to act on additional opportunies that emerge this year, and we intend to continue supplementing our organic growth with acquisitions that can help build franchise and shareholder value prudently. With that, I’m going to turn the call over to Ron to provide a little bit more detail on our second quarter results. Ron?

Ron Nicolas
Thanks Steve and good afternoon everyone. We provided a fair amount of detail in our earnings release today, so I’m just going to review some of the more significant items in the quarter, focusing primarily on a linked quarter comparison starting with the income statement.

Overall, as Steve highlighted, net income was $10.4 million and we earned $0.37 per diluted share on 27.8 million average shares outstanding in the second quarter versus a net income of $8.6 million and $0.33 per share on 25.9 million average shares outstanding in the first quarter. So we earned almost $2 million more in net income and had almost $2 million more in average shares outstanding in the second quarter, largely as a result of the shares issued for the Security acquisition. Our total pre-provision revenues came in at $42 million compared with $39 million in the prior quarter, an 8% increase quarter-to-quarter. And while our core expenses were higher, our efficiency ratio remains among the industry leaders at 54% for the quarter and our noninterest expense to total average assets was 2.59%.

Turning to the revenue components, net interest income increased by $3.4 million as both our average earning assets and net interest margin expanded during the quarter. The increase in average earning assets was a result of a full quarter’s benefit for both the Security acquisition, closed in late January, and the $185 million multifamily loan purchase at the end of the first quarter. This increased our average loan-to-deposit ratio by almost 5%, from 93.6% to 98.3% here in the second quarter, and we finished the quarter at 100%. Accretion income on our acquired portfolios contributed $2.3 million in the second quarter, contributing 27 basis points to the net interest margin, compared with $2.5 million and 32 basis points in the first quarter. Lower cost of funds and a higher mix of loans versus cash and securities in the second quarter gave rise to the 8-basis point increase to our NIM, excluding accretion income.

Our cost of funds decreased from 46 basis points to 43 basis points, which included the acquired CD mark-to-market accretion benefit. Excluding that accretion benefit, our cost of funds improved from 47 basis points to 46 basis points during the quarter. Although we intend to keep our loan deposit ratio around the 100% target level, it is likely we could see some modest decline in our net interest margin on both a core and reported basis over the second half of the year largely due to the continued reduction of accretion as well as continued competitive loan pricing in the marketplace, which is putting pressure on loan yields. However, we remain focused on the asset generation of higher yielding, risk-adjusted specialty lending areas such as franchise, SBA, and construction.

Turning now to noninterest income, noninterest income declined $400,000 from the prior quarter primarily as the result of a $759,000 one-time gain realized in the first quarter related to a recovery on a loan that was charged off prior to acquisition. Also during the quarter, we sold $23 million in SBA loans, up from $21 million in the prior quarter, achieving a $200,000 increase in our net gain on loan sales. And lastly, we sold $21 million of securities this quarter, achieving a $500,000 gain versus the $191 million we sold in the prior quarter. You will recall the prior quarter’s sales were almost entirely the Security Bank investment portfolio related as we liquidated their portfolio.

Taking a closer look at noninterest expense, noninterest expense was essentially flat from the prior quarter but up by about $2.7 million when merger-related expenses excluded. Offsetting the lower merger-related expense was higher compensation and benefit expense related to higher staffing for both the full quarter effect of Security as well as staff and management adds to PBI. We trued up a couple of smaller expense items for the Security Bank acquisition as well. Included were accruals for legal, audit, and professional fees, which resulted in a $400,000 decline for these expenses from the prior quarter. However, offsetting these items included higher and additional CDI amortization expense, again Security related, as well as an increase in our off-balance sheet commitment reserve expense. Going forward I would expect this expense noise to quiet down, with our CDI amortization at roughly $500,000 per quarter and at our current loan commitment levels our off-balance sheet reserve will likely average $200,000 to $250,000 per quarter. Our effective tax rate was 38% in the second quarter, down from the 40% last quarter, with a lower amount of nondeductible merger-related expense. And our effective tax rate trended down to a more normalized level this quarter.

Turning now to the balance sheet, total loans as highlighted in our release increased by $72 million or 10% on an annualized basis, and was driven entirely by organic growth as we did not purchase any loans in this quarter. We saw the strongest growth in the relationship lending areas of the portfolio, such as C&I, owner-occupied CRE, and franchise loans. While we saw strong originations across the business spectrum, growing by 19% quarter-to-quarter, we also saw higher loan repayments, which somewhat dampened the overall balance sheet loan growth. The primary repayment driver was construction loans as through normal course of business, project completions accelerated, and to a lesser extent, higher CRE repayments as rates fell throughout the second quarter. Steve has already highlighted deposit trends, so I will move on to equity.

The Company and the Bank both remain well capitalized across all regulatory capital measures, and our tangible common equity ratio increased to 9.41%. Equity increased $12 million from the prior quarter with net income being the primary driver. And tangible book value increased $0.41 per share to $11.87 based upon 27.65 million shares outstanding at quarter end. Regarding asset quality, our level of problem loans is extremely low. Again, we saw general improvement across the board within the loan portfolio. Our non-performing assets declined to 15 basis points of total assets from 17 basis points at the end of the prior quarter, and our net charge-offs represented four basis points of total average loans. We recorded a provision for loan losses of $1.6 million in the quarter, which covered our net charge-offs and provided for loan growth, as well. We finished with an allowance-to-total loans ratio of 65 basis points, unchanged from the prior quarter. And when you add in the fair market value discounts related to the acquired loans, our ratio increases to 89 basis points. Each quarter these marks are reviewed and tested for impairment.

Lastly, we continue to have very strong coverage of our non-accrual loans with an allowance that represents 397% of non-accruals. With that, we would be happy to answer any questions you have. Operator?

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin our question-and-answer session. To ask a question, you may press star (*) then one (1) on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) then two (2). At this time we will pause momentarily to assemble our roster. Our first question comes from Andrew Liesch of Sandler O’Neill & Partners. Please go ahead.

Andrew Liesch
Hey, guys.

Steve Gardner
Good morning, Andrew.

Ron Nicolas
Hi, Andrew.

Andrew Liesch
Hi. Can you talk a little bit more about this expense build, just more specifically who the, like what sort of folks did you hire, like what type of bankers, how many, what sort of lending teams or niches they might be focused in?

Steve Gardner
Sure. So we picked up a few folks in the HOA, deposit team, continue to look to add to the SBA team, and then various relationship bankers throughout the various areas that we cover. Couple of folks, a few folks in operations to support the various groups, and given some of the growth that we expect to see whether it’s in franchise, construction, or the like. We’ve also added a couple of managers on the operations side, as well, as well as a few folks in that group.

Andrew Liesch
Okay. So just looking at the, like the FTE chain from one quarter to the next, looked like a 7% increase, and would it be safe to assume that after the cost savings from Security California you got rid of some back office folks then hired some more expensive bankers. Is that kind of what happened here?

Steve Gardner
Generally, and then also we brought in in other areas of the bank, whether it’s in the franchise, construction group, or others from the, more the support operation side, brought them in, in addition to the bankers that we brought on board.

Andrew Liesch
Okay. And next on the noninterest income side, before the deal you guys have been running like $4.2 million to $4.3 million or so a quarter. This quarter is down to $3.9 million. I’m just kind of curious on what’s driving that? I mean, I would have expected some fee income to come on from Security California, so is, my guess that would jump up from this level? But what do you think is a good run rate on the fee income side?

Steve Gardner
Depending upon where we come out in Security gains, or not Security gains, excuse me, on the SBA gain on loan sales, probably around $4.5 million and growing from that level. Some of the Security fee income a little bit of that stemmed from their occasionally selling SBA loans in the marketplace. We’ve brought that production into our group. And as I mentioned earlier, that business, we have seen an increase in competition in that business, and we’re going to remain disciplined, Andrew, in both the way we price those loans and the credit risk that we’re willing to take there.

Andrew Liesch
All right. Okay, very helpful. Thank you so much.

Operator
Our next question comes from Bob Ramsey of FBR. Please go ahead.

Bob Ramsey
Hey, good afternoon. I know you guys said you expect next quarter some of the volatility and some of the expense line items should quiet down. What is a good run rate level of total expenses next quarter?

Ron Nicolas
Sure, Bob. So we're barely 90 days out of the closing and the integration so we had a little bit of sorting out to do. The two items I mentioned, the CDI amortization, I think again that will settle in at that $450 to $500 range. The off-balance sheet, $1,000 that is, per quarter. The off-balance sheet reserve in that $250 range at our current level of commitments. If you look at the comp and the benefits, I think the number that we posted there is probably a decent number on a full quarter. We got the full-quarter effect, if you will, of some of the staff adds that Steve had mentioned as well as the full quarter's worth of Security. So, I look at the number today, we had a little bit of noise, but I think probably a little bit, down a little bit from this number is probably the right level, as we look forward for the remainder of the year.

Bob Ramsey
And I'm sorry…

Ron Nicolas
From an overall standpoint - from an overall standpoint.

Bob Ramsey
Okay. And the off-balance sheet reserve, I know you said $200 to $250, but what was it actually this quarter?

Ron Nicolas
It was $250, and the last quarter we recorded none. So it created that quarter-to-quarter bulge, if you will. And we didn't record any because it was the initial acquisition of the first quarter of acquisition of the company, of Security.

Bob Ramsey
Okay. So I guess it sounds like really maybe there is $100,000 or $200,000 of CDI improvement, but otherwise this quarter is a good run rate?

Ron Nicolas

Yeah, that’s correct. I would say that that's correct. Obviously some of the numbers will bump around still, but for the most part I think that's spot on.

Bob Ramsey
Okay. And on the comp line, I know you talked about some of the recent hiring and staffing. Do you think that that's in a good spot or do you anticipate much more hiring as you go through the rest of the year?

Steven Gardner
We don't. As I said earlier, we think that with the team infrastructure staff in place, that we can leverage this number and grow the balance sheet into a $5 billion bank with incremental adds, but for the rest of this year, I think it's a pretty good run rate.

Bob Ramsey
Okay. And then shifting gears to net interest margin, the core NIM without accretion in it really did have a nice expansion this quarter. I’m just kind of curious how you’re thinking about the core NIM trajectory, given where rates are today through the back half of the year?

Steve Gardner
We're looking at it that a big piece of that expansion was in the asset mix, where we brought on the multifamily portfolio at the end of Q1. As Ron had alluded to, we are continuing to see pricing pressure throughout the markets, given where interest rates are. And so the loans we're bringing on the books today, the yields are generally a little bit below where we have the portfolio. And so that's going to put some pressure on the core NIM, but at the same time, we're heavily focused on those lines of business that we can generate higher risk-adjusted returns such as the franchise lending, construction lending, SBA, and the like, and so that to a certain extent, we expect to lessen the pressure on any compression in the margin itself. From where we are on the deposit side, I've said this before, we're highly focused on bringing down cost of deposits, but at the same time, given our growth rates, it’s probably not an area that we have significant room to move on.

Bob Ramsey
Okay. And I guess in terms of the asset mix shift that you talked about, I imagine there's not a lot more room for that just given the relatively small size of the securities book at this point. Is that fair?

Steve Gardner
That's true, and roughly end of the quarter at 100% loan-to-deposit ratio. I've said in the past, we're comfortable running the bank as high as 105% loan-to-deposit ratio with longer term, keeping it in the 100% range. As I mentioned, we're pretty, we're cautiously optimistic on our ability to grow deposits to fund that growth. But you're correct.

Bob Ramsey
Okay. And so I guess the way to read the loan deposit commentary there would be that that’s, it's not a constrain of any kind at this point, and you think you guys can sort of stay around 100, although it could bounce higher certainly, in certain quarters.

Steve Gardner
Correct.

Bob Ramsey
Okay. All right, thank you.

Operator
Our next question comes from Jackie Chimera of KBW. Please go ahead.

Jackie Chimera

Hi, good morning, guys.

Ron Nicolas
Good morning.

Jackie Chimera
Just a quick follow-up on expenses. You mentioned that the, all of the new hires have a full quarter run rate, but what about all the cost saves post the conversion? Was that a full quarter run rate as well, or would there be a small amount of benefit in 3Q from some of those flowing out that maybe you didn't have the full three months.

Steve Gardner
Yes, a pretty small benefit. But you’re correct, the system conversion took place in late April, as well as the branch consolidation. So you're correct, there's a small amount coming that will pick up benefit in Q3.

Jackie Chimera
Okay. And then looking to the decline in CD balance or in the cost of CDs in the quarter, was that due to the accretion that you had mentioned, or did it have to do with the mix shift and is that a good run rate going forward?

Steve Gardner
That was mainly the mix shift with some of the opportunistic broker deposits that we brought on that replaced some higher priced CDs. And as we remain really focused on keeping the pricing down on the retail CDs, and have a little bit of opportunity to reprice those down, we'll expect to benefit from it. But that's a pretty good run rate itself.

Jackie Chimera
Okay. And was there anything else that happened with loan yields in the quarter? If I exclude the accretion impact, it still had quite a big quarter-on-quarter drop in there. I had in my notes that last quarter's new generation was at 5%. Was it a lot lower than that this quarter?

Steve Gardner
No. It was, I mean a little bit below 5%, but we're talking in the mid 4.90% range.

Jackie Chimera
Okay. So maybe just mix accounted for some of that?

Steve Gardner
Well, and I'll tell, the portfolio that we brought on at the end of Q1, that multi-family portfolio was in the high 3%, low 4% range. And that did not come on, as we talked about, until the end of the quarter in Q1. And so that might be impacting the number. That's certainly something we can dig into further and get back to you, Jackie, if you like.

Jackie Chimera
Okay. Yeah, that would be great. Thank you. I’ll step back now.

Operator
Our next question comes from Matthew Clark of Piper Jaffray. Please go ahead.

Matthew Clark
Hey, guys. Just on the, as a follow-up to that question, new money yield in the quarter, it sounds like somewhere around 4.95%. Your core portfolio is at 4.84%. I thought with the warehouse going away, that was in the mid 3%s, and the new multifamily book you, pool you acquired was in the high 3%s, low 4%s.

So I guess as it relates to the core margin outlook, it doesn't sound like there's a fair amount of pressure there on the core loan yields. But I don't know if you've seen something more recently that might change that 4.95%.

Steve Gardner
Yes, let me just clarify that. That 4.95% is not with any of the discounts, costs associated with that. That’s just a straight loan coupon, and so could be just a titch lower than that. Look, we don’t think that there is heavy pressure on the net interest margin. I think the question was where do we see it for the remaining part of the year. We do see that there is some level of pressure, predominantly in the loan yield, just given some of the market competitive forces. But at the same time, we’re going remain disciplined in the way that we approach pricing and the lines of business we are, to protect that margin.

Matthew Clark
Got it. And then on deposits, can you help us with the non-maturity deposits and maybe parse out with some guesstimates on how much it might, how much of it might have been attributed to seasonality and the conversion and in the branch consolidations during the quarter? Just trying to get a sense for maybe what the gross deposit growth could have been in non-maturity?

Steve Gardner
From the, a large part of the seasonality had to do with some large depositors at Security. Also, just that was obviously from the branch consolidation impacted maybe some small amount of PPB customers. The HOA business, we saw some pretty good strong growth in during the quarter that offset some of those declines. We also, we didn’t lose many customers. A few. We actually were pleasantly surprised by the, how small that affected the decline. It was really just more of a timing, and in some money being moved around by some of the large depositors. So, as I said, we’re optimistic about continuing the growth here in the second half of the year.

Matthew Clark
Okay. And last one for me, just on net charge-offs. Not a big number, but a decent swing for you guys, go from 0 to 15 basis points. Just curious if there’s anything lumpy in that 15 basis points of charge-offs?

Steve Gardner
Issues come up every now and then. It’s, fortunately for us, it’s usually on one or two loans. We’re not seeing any negative trends in any of the portfolio. Just the opposite there. Things remain strong, but certainly as we’ve got a larger loan portfolio, those items may arise at various times. But overall the trends in asset quality across the board remain very strong.

Matthew Clark
Great. Thank you.

Operator
Our next question comes from Don Worthington of Raymond James. Please go ahead.

Don Worthington
Good morning.

Ron Nicolas
Good morning, Don.

Steve Gardner
Hi, Don.

Don Worthington
In terms of the loan payoffs in the quarter, you mentioned some of it was construction projects that were completed. Was there anything else in there that was, say a large payoff, or are you seeing some loans refinanced to other lenders that are offering aggressive rates and terms?

Ron Nicolas
Yeah, Don, specifically to your latter point, we are seeing, on the CRE side with the lower rates, and some competitors be a little bit aggressive on the pricing, we saw a little bit of acceleration as the quarter wore on, especially as rates continue to tumble. So, yeah, that was probably the other notable item was the CRE side of it. The projects were normal course of business on C&I and we’ve got, construction, excuse me, and we’ve got a nice pipeline to replace, and we had strong originations in that category during the quarter, but the CRE took a little bit, took us a little bit by surprise with the acceleration of prepayments.

Don Worthington
Okay.

Steve Gardner
And we’re generally, Don, seeing that trend continue here in Q3. We think that there is some things that we can do to stem that. We’ve also historically opportunistically purchased loan portfolios, and that’s something that we would consider, assuming the credit metrics and pricing made sense to us.

Don Worthington
Okay. Great. Thank you. And then in terms of the gain on sale of SBA loans, would you expect that to kind of continue around that say $2 million level per quarter?

Steve Gardner
We do. The pipeline is looking pretty healthy right now from the SBA team. We’ll see how that pulls through. But that market is also very competitive. But we’re not, we’re never comfortable with just sort of holding our own ground. And so there is some things that we’ll put in place to see what we can do to, to grow that, the production and then in turn would benefit the gain, but for modeling purposes, that’s probably a pretty reasonable number.

Don Worthington
Okay, all right. Thank you.

Operator
Again, if you have a question, please press star (*) then one (1). Our next question comes from Tim Coffey of FIG Partners. Please go ahead.

Tim Coffey
Thank you. Good morning, gentlemen.

Steve Gardner
Good morning, Tim.

Ron Nicolas
Good morning, Tim.

Tim Coffey
Steve, obviously you’ve had pretty good, you’ve done a good job of growing or having good organic loan originations in the first half of this year. Is it about $550 million? Is that kind of up to your expectations, or what were you thinking going into the beginning of the year?

Steve Gardner
That’s probably a little bit ahead of our expectations, and with some of the folks that we’ve brought on, we expect to continue to work to grow that.

Tim Coffey
Okay. Of course, the opposite side of that coin is amount of paydowns. And as you were talking to Don, one of the things you mentioned that you could do to stem paydowns or at least build up net loans, was through loan purchases. But what are some of the other ways you can do that, you can work to stem paydowns?

Steve Gardner
Well, we can, there is things we can do as far as being more aggressive and potentially keeping some of those loans, but there is some pricing that we’re just not going to go to, and we have seen some lenders offering rates in the high 2s. And we’re just not willing to go there. There’s some things we can do to be a little bit more aggressive. We also think that a part of it comes from getting through the system conversion and a lot of the things that were going on, and moving parts that we see usually a little bit of a spike in payoffs following an acquisition, system conversion, and we think that there was a little bit of that going on here, too. But as interest rates continue where they are, sort of all-time lows, and lenders being very aggressive in the CRE, it’s going to be something that we’re going to have to continue to battle.

Tim Coffey
Okay. Those are my only questions. The rest of them have been answered. Thank you.

Steve Gardner
Sure.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, Nan. And thank you again, all for joining us this morning. If you have any additional questions, please feel free to give either Ron or myself a call, and we’d be happy to talk with you on any items during the quarter. Have a great day.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your line.